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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Information Statement

GLOBALSTAR, INC. (Name of Registrant As Specified in Charter)

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JULY 13, 2009
GLOBALSTAR, INC.
461 S. Milpitas Blvd.
Milpitas, California 95035

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS
REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        We are sending you this Information Statement to inform you of the adoption of various resolutions by the Board of Directors (the "Board") on June 16 and 17, 2009 and on June 24, 2009 by consent (the "Written Consent") of affiliates of James Monroe III, our principal stockholder, who collectively hold 76,405,771 shares of our common stock ("Common Stock"), representing the right to vote approximately 54% of the total issued and outstanding shares. These resolutions:

1.
Approve the issuance of $55 million aggregate principal amount of our 8% Convertible Senior Unsecured Notes (the "Notes"), the issuance of additional Notes and shares of Common Stock to pay interest on the Notes, the issuance of Common Stock issuable upon conversion of the Notes, the issuance to purchasers of the Notes of warrants to purchase 15,277,771 shares of Common Stock, and the issuance of Common Stock upon the exercise of the warrants, all in accordance with the terms of the Indenture dated as of April 15, 2008 between the Company and U.S. Bank, National Association, as trustee, as supplemented by the Second Supplemental Indenture dated June 19, 2009 (together, the "Indenture") between the Company and U.S. Bank, National Association, as trustee, and the warrants issued on June 19, 2009, as applicable (collectively, the "Note Offering").

2.
Approve the issuance of one share of our Series A Convertible Preferred Stock, convertible into 126,174,034 shares of Common Stock (or, if a class of nonvoting common stock is created in the future, shares of nonvoting common stock) to Thermo Funding Company LLC ("Thermo Funding") in exchange for the full amount of $180,176,520.30 in secured debt (including accrued interest) outstanding under the Second Amended and Restated Credit Agreement by and between us and Thermo Funding dated as of December 17, 2007, as amended (the "Conversion").

3.
Approve the issuance to Thermo Funding of shares of Common Stock at a price that is 80% of the then-current market price in exchange for funds drawn by us, if any, under the $60 million contingent equity facility provided by Thermo Funding pursuant to the Contingent Equity Agreement between us and Thermo Funding dated as of June 19, 2009 (the "Contingent Equity Agreement"), as required by the Accounts Agreement between us, Thermo Funding and BNP Paribas dated as of June 5, 2009 (the "Contingent Shares").

4.
Approve the issuance to Thermo Funding of warrants to purchase Common Stock (or, if such a class of stock is created in the future, nonvoting common stock) in respect of the availability fee for amounts maintained in the contingent equity account in accordance with the terms of the Contingent Equity Agreement (the "Contingent Equity Warrants").

5.
Approve the issuance to Thermo Funding of warrants to purchase 4,205,608 shares of Common Stock in accordance with the terms of the Loan Agreement between the Company and Thermo Funding dated as of June 25, 2009, and the issuance of the shares of Common Stock subject to the warrants upon their exercise thereof (the "Loan Warrants").

        We refer to the Note Offering, the Conversion, the Contingent Shares, the Contingent Equity Warrants and the Loan Warrants collectively as the "Transactions" throughout this Information Statement.

        The adoption of these resolutions will become effective 20 calendar days after the mailing of this Information Statement. We will mail this Information Statement on or about July 13, 2009. The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and is not requesting proxies from stockholders.

        This Information Statement constitutes notice to stockholders of record on June 24, 2009 (the "Record Date") of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law ("DGCL"). We will not undertake any additional action with respect to the receipt of written consents. The DGCL does not provide any appraisal rights to our stockholders as a result of the adoption of these resolutions.

        We will pay all expenses in connection with the distribution of this Information Statement, which we expect to be less than $25,000.

        Our principal executive offices are located at 461 S. Milpitas Blvd., Milpitas, California 95035. Our telephone number is (408) 933-4000.

 INTRODUCTION

Background

        As previously announced, on June 5, 2009, we entered into a $586.3 million senior secured credit facility with a syndicate of bank lenders (the "Facility Agreement"). We will use the proceeds of the facility to make future payments to various suppliers in connection with the launch of our second-generation satellite constellation and the upgrade of related ground services; to pay a portion of the insurance premium of COFACE, which is guaranteeing 95% of our obligations under the agreement; and for working capital and general corporate purposes. We could not draw on the facility until we met certain conditions, including (i) the conversion into equity of approximately $180 million of outstanding senior secured loans made to us by Thermo Funding; (ii) the receipt by us of at least $45 million of proceeds from the sale of equity or subordinated debt securities; (iii) the deposit by Thermo Funding of $60 million into a contingent equity account available to us to repay loans under the credit facility; and (iv) the funding of a $47 million debt service reserve account. We received the funding from our first draw under the Facility Agreement of approximately $276.3 million on July 1, 2009.

        We discuss each action taken in this Information Statement. None of these actions required the vote or consent of more than a majority of the outstanding shares of our Common Stock.

Reason for Transactions

        As discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and previous reports filed with the SEC, the degradation of our existing satellite constellation has adversely affected our business, and we required significant additional financing to complete the funding of the construction and launch of our second-generation satellite constellation. After consideration of the sources and terms of financing available to the Company in the current credit environment, we entered into the Facility Agreement. The terms of the Facility Agreement required us to obtain the additional financing and liquidity support provided by the Transactions before we could make any borrowings under the Facility Agreement. The lenders' commitments to provide financing under the Facility Agreement would have expired on August 5, 2009, if we had not obtained this additional financing and liquidity. A special committee of our Board of Directors consisting solely of independent directors considered the terms of the Transactions, in light of, among other things, our limited ability to access the required funding by other means and the dilutive effect certain of the Transactions will have on existing stockholders. In addition, we negotiated the terms of the Note Offering on an arm's length basis with third parties not affiliated with us, and, after consultation with the placement agent for the Note Offering, the special committee determined that the other Transactions were generally consistent with the economic terms of the Note Offering. In light of these considerations, the special committee recommended that our Board of Directors approve and authorize the Transactions, and our Board of Directors gave such approval and authorization.

        We expect that the Transactions will have a dilutive effect on the holders of existing shares of Common Stock, and that this effect may be substantial. A substantial portion of the Common Stock to be issued in connection with the Transactions will be issued in the future, when the price of the Common Stock is likely to be different than its price today, and the conversion price of the Notes and the exercise price and other terms of the warrants are subject to adjustment in the future. Consequently, we cannot currently calculate or estimate the ultimate amount of dilution that will occur as a result of the Transactions. Immediately after giving effect to the Transactions and the written consent, Thermo Funding and its affiliates will beneficially own 69.9% of our Common Stock assuming the conversion of the Notes and the Series A Preferred Stock and the exercise of all outstanding warrants.

        The Listing Rules of the Nasdaq Stock Market require stockholder approval of the Transactions because the various stock issuances in the Transactions were considered a private placement of over 20% of the outstanding Common Stock at a price below the greater of book value or market value and stock issuances are being made to our affiliates below market price. Delaware law and our governing documents did not require us to obtain stockholder approval. In order to act as quickly as possible, our Board determined that it was advisable and in the best interest of stockholders to obtain stockholder approval of the Transactions by written consent of our principal stockholder. We expect to hold an Annual Meeting later in 2009 to take actions that normally would be taken at such meeting, including the election of directors.

Interests of Certain Directors and Officers in the Transactions

        Our Chairman and Chief Executive Officer, James Monroe III, controls Thermo Funding and its affiliates, and is an indirect beneficial owner of certain securities issued in the Transactions. His majority ownership percentage allowed us to receive stockholder approval of the transactions by written consent. Through his affiliates, Mr. Monroe is able to control the election of all of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transaction involving our sale. As a controlled company under Nasdaq Listing Rules, we are exempt from certain corporate governance requirements. Two of our directors who are not independent, James F. Lynch and Richard S. Roberts, have other affiliations with Mr. Monroe.

        We have depended substantially on Mr. Monroe's affiliates to provide capital to finance our business. In 2006 and 2007, Thermo Funding purchased an aggregate of $200 million of our Common Stock at prices substantially above market. Thermo Funding also was our lender under our Second Amended and Restated Credit Agreement. Thermo Funding converted the outstanding principal and accrued interest of approximately $180 million under this credit agreement into Series A Preferred Stock as described below in Action 2. Mr. Monroe's affiliates also purchased $11.4 million principal amount of the Notes and provided funding under the Contingent Equity Agreement and the Loan Agreement.

ACTIONS TAKEN BY WRITTEN CONSENT

ACTION 1. APPROVAL OF THE NOTE OFFERING

Note Offering Terms

        On June 19, 2009, we sold $55 million in aggregate principal amount of 8.00% Convertible Senior Unsecured Notes ("Notes") and warrants ("Warrants") to purchase 15,277,771 shares of our Common Stock at an initial exercise price of $1.80 per share to selected institutional investors (including Thermo Funding) in a direct offering registered under the Securities Act of 1933. The Notes are convertible into shares of Common Stock at an initial conversion price of $1.80 per share of Common Stock, subject to adjustment in the manner set forth in the Indenture.

        The Warrants have full ratchet anti-dilution protection, and the exercise price of the Warrants is subject to adjustment under certain other circumstances. In addition, if the closing price of the Common Stock on September 19, 2010 is less than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be reset to equal the volume-weighted average closing price of the Common Stock for the previous 15 trading days. The exercise period for the Warrants will begin on December 19, 2009 and end on June 19, 2014.

        The Notes are subordinated to all of our obligations under the Facility Agreement. The Notes are our senior unsecured debt obligations and, except as described in the preceding sentence, rank pari passu with our existing unsecured, unsubordinated obligations, including our 5.75% Convertible Senior Notes due 2028. There is no sinking fund for the Notes. The Notes mature at the later of the tenth anniversary of closing or six moths following the maturity date of the Facility Agreement and bear interest at a rate of 8.00% per annum. Interest on the Notes is payable in the form of additional Notes or, subject to certain restrictions, in Common Stock at the option of the holder. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2009.

        Holders may convert their Notes at any time, subject to certain volume limitations under the Nasdaq Listing Rules that will be in effect until stockholder approval has been obtained. It is an event of default under the Indenture if stockholder approval is not obtained by August 19, 2009. In connection with the Note Offering, Thermo Funding and its affiliates agreed to vote in favor of the issuances.

        If at any time the closing price of the Common Stock exceeds 200% of the conversion price of the Notes then in effect for 30 consecutive trading days, all of the outstanding Notes will be automatically converted into Common Stock. Upon certain automatic and optional conversions of the Notes, we will pay holders of the Notes a make-whole premium by increasing the number of shares of Common Stock delivered upon such conversion.

        Subject to certain exceptions set forth in the Supplemental Indenture, if certain changes of control of the Company or events relating to the listing of the Common Stock occur, the Notes are subject to repurchase for cash at the option of the holders of all or any portion of the Notes at a purchase price equal to 100% of the principal amount of the Notes, plus a make-whole payment and accrued and unpaid interest, if any.

        The Indenture contains customary financial reporting requirements and events of default, including without limitation failure to pay principal or interest, failure to convert the Notes when required, cross defaults to other material indebtedness and failure to pay material judgments.

ACTION 2. APPROVAL OF THE CONVERSION

        On June 19, 2009, we entered into a Conversion Agreement with Thermo Funding whereby Thermo Funding agreed to exchange all of the approximately $180 million of outstanding secured debt (including accrued interest) owed to it by us under the Second Amended and Restated Credit Agreement dated as of December 17, 2007, as amended, for one share of Series A Convertible Preferred Stock (the "Series A Preferred"). We filed a certificate of designation for the Series A Preferred on the same day. The Series A Preferred includes the following terms:

        Liquidation Preference.    The Series A Preferred has a $0.01 liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding up of the Company.

        Dividend Preference.    The Series A Preferred has no dividend preference to the Common Stock.

        Voting Rights.    Subject to the conversion limitation set forth below, Thermo Funding may vote its share of Series A Preferred with holders of our Common Stock, voting as a single class, on an as-converted basis.

        Conversion Rights and Limitations.    The Series A Preferred is convertible into 126,174,034 shares of Common Stock or any class of nonvoting common stock which we may be authorized to issue in the future. Thermo Funding may not convert the preferred stock into Common Stock until the issuance is approved by the holders of a majority of our Common Stock in accordance with Nasdaq Listing Rules. In addition, no Common Stock is issuable upon such conversion if such issuance would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock. If our Board of Directors and stockholders approve the creation of a class of nonvoting common stock in the future, we may issue nonvoting common stock in lieu of common stock to the extent issuing Common Stock would cause Thermo Funding and its affiliates to exceed this 70% ownership level.

        Additional Issuances.    We may not issue additional shares of Series A Preferred or create any other class or series of capital stock that ranks senior to or on parity with the Series A Preferred without the consent of Thermo Funding.

ACTION 3. APPROVAL OF THE CONTINGENT EQUITY SHARES

        On June 19, 2009, we entered into a Contingent Equity Agreement with Thermo Funding whereby Thermo Funding agreed to deposit $60 million into a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement. Under the terms of the Facility Agreement, we will be required to make drawings from this account if and to the extent we have an actual or projected deficiency in our ability to meet indebtedness obligations due within a forward-looking 90 day period. The contingent equity account is pledged to secure our obligations under the Facility Agreement. If we make any drawings from the contingent equity account, Thermo Funding will receive shares of our Common Stock calculated using a price per share equal to 80% of the volume-weighted average closing price of the Common Stock for the 15 trading days immediately preceding the draw. Any undrawn amounts in the account will be returned to Thermo Funding after we have made the second scheduled repayment under the Facility Agreement, which we currently expect to be no later than June 15, 2012.

        Thermo Funding may not receive any Common Stock under the Contingent Equity Agreement until the issuance of these future-priced securities is approved by the holders of a majority of the Company's Common Stock in accordance with Nasdaq Listing Rules. In addition, no Common Stock is issuable if it would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock. If our Board of Directors and stockholders approve the creation of a class of nonvoting common stock in the future, we may issue nonvoting common stock in lieu of Common Stock to the extent issuing Common Stock would cause Thermo Funding and its affiliates to exceed this 70% ownership level.

ACTION 4. APPROVAL OF THE CONTINGENT EQUITY WARRANTS

        The Contingent Equity Agreement also provides that Thermo Funding will receive an availability fee of 10% per year for maintaining funds in the contingent equity account. This fee is payable solely in warrants to purchase Common Stock at $0.01 per share with a five-year exercise period from issuance, with respect to a number of shares equal to the available balance in the contingent equity account divided by $1.37, subject to an annual retroactive adjustment at each anniversary of the date of the agreement.

        Thermo Funding may not exercise any warrants until the issuance of the warrants and the underlying shares is approved by the holders of a majority of the Company's Common Stock in accordance with Nasdaq Listing Rules. In addition, no Common Stock is issuable upon such conversion or exercise if such issuance would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock.

ACTION 5. APPROVAL OF THE LOAN WARRANTS

        On June 25, 2009, we entered into a Loan Agreement with Thermo Funding whereby Thermo Funding agreed to lend us $25 million for the purpose of funding the debt service reserve account required under the Facility Agreement. This loan is subordinated to, and the debt service reserve account is pledged to secure, all of our obligations under the Facility Agreement. The loan will accrue interest at 12% per annum, which will be capitalized and added to the outstanding principal in lieu of cash payments. Payments to Thermo Funding will be made only when permitted under the Facility Agreement. The loan becomes due and payable six months after the obligations under the Facility Agreement have been paid in full, we have a change in control or any acceleration of the maturity of the loans under the Facility Agreement occurs. As additional consideration for the loan, we will issue Thermo Funding a warrant to purchase 4,205,608 shares of Common Stock at $0.01 per share with a five-year exercise period.

        Thermo Funding may not exercise any warrants until the issuance of the warrants and the underlying shares is approved by the holders of a majority of the Company's Common Stock in accordance with Nasdaq Listing Rules. In addition, no Common Stock is issuable upon such exercise if such issuance would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock.

 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Beneficial Ownership of 5% Holders

        The following table lists all the persons who were known to be beneficial owners of five percent or more of our Common Stock, our only voting security, on June 24, 2009 based upon 141,181,258 shares outstanding as of that date. Holders of our Common Stock are entitled to one vote per share.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name and Address of Beneficial Owner(1)	Shares	Percent of Class
James Monroe III Globalstar Holdings, LLC Thermo Funding Company LLC Globalstar Satellite, LP(2)	76,605,771	54.2%
Columbia Wanger Asset Management, L.P.(3)	12,786,000	9.1%
Whitebox Advisors, LLC ("WA"), Whitebox Combined Advisors, LLC ("WCA"), Whitebox Combined Partners, L.P. ("WCP"), Whitebox Combined Fund, L.P. ("WCFLP"), Whitebox Combined Fund, Ltd. ("WCFLTD"), Whitebox Convertible Arbitrage Advisors, LLC ("WCAA"), Whitebox Convertible Arbitrage Partners, L.P. ("WCAP"), Whitebox Convertible Arbitrage Fund, L.P. ("WCAFLP") and Whitebox Convertible Fund, Ltd. ("WCAFLTD")(4)	8,091,693	5.7%

(1)
"Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission ("SEC") to mean more than ownership in the usual sense. Stock is "beneficially owned" if a person has or shares the power (a) to vote it or direct its vote or (b) to sell it or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire within 60 days is considered to be "beneficially owned." Unless otherwise noted, each person has full voting and investment power over the stock listed.

(2)
The address of Mr. Monroe, Globalstar Holdings, LLC, Globalstar Satellite, LP and Thermo Funding Company LLC is 1735 Nineteenth Street, Denver, CO 80202. This number includes 38,640,750 shares held by Globalstar Holdings, LLC, 36,631,463 shares held by Thermo Funding Company LLC, 618,558 shares held by Globalstar Satellite, LP, 515,000 shares held by his trust and 200,000 vested options. This number does not include shares of Common Stock that may be issued to Thermo Funding or his trust pursuant to the Transactions because no conversions or exercises may occur until stockholder approval is obtained. Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, LP, Globalstar Holdings, LLC and Thermo Funding Company LLC and, therefore, is deemed the beneficial owner of the Common Stock held by these entities.

(3)
Based on information provided by Columbia Wanger Asset Management, L.P., a registered investment adviser, in Amendment #2 to Schedule 13G filed on February 6, 2009. The address of Columbia Wanger Asset Management, L.P. is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

(4)
Based on information provided by WA et al. in a Schedule 13G filed on February 17, 2009. The address of WA, WCA, WCAA, WCFLP and WCAFP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. The address of WCP, WCAP, WCFLTD and WCAFLTD is Trident Chambers, Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

  WA has shared voting and investment power with respect to 8,091,693 shares of Common Stock. WCA, WCP, WCFLP and WCFLTD have shared voting and investment power with respect to 4,207,694 shares of Common Stock. WCAA, WCAP, WCAFLP and WCAFLTD have shared voting and investment powers with respect to 3,883,999 shares of Common Stock. The shares of Common Stock include shares of Common Stock which may be issued on conversion of our 5.75% Convertible Senior Notes due 2028.

Beneficial Ownership of Management

        The following table shows the number of shares of Common Stock beneficially owned as of June 24, 2009 by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)	Percent of Class
James Monroe III(2)	76,605,771	54.2%
Peter J. Dalton(3)	320,498	*
Kenneth E. Jones(4)	708,764	*
James F. Lynch(4)	200,000	*
J. Patrick McIntyre(4)	257,983	*
Richard S. Roberts(4)	200,000	*
Fuad Ahmad(5)	43,770	*
Anthony J. Navarra(5)	88,856	*
Steven Bell(5)	33,770	*
Robert D. Miller(5)	23,770	*
All directors and executive officers as a group (15 persons)(3)(4)(5)	78,510,649	55.0%

*
Less than 1% of outstanding shares.

(1)
Unless otherwise noted, each person has full voting and investment power over the stock listed.

(2)
See Note 2 to the preceding table.

(3)
Includes 320,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.

(4)
For each director, includes 200,000 shares of Common Stock that he may acquire upon the exercise of a currently exercisable stock option.

(5)
Includes an aggregate of approximately 0.1 million shares for all executive officers of restricted stock (or restricted stock units for Mr. Bell) that will vest within 60 days of June 24, 2009. Does not include an aggregate of approximately 1.2 million shares for all executive officers of restricted stock (or restricted stock units for Mr. Bell) that are subject to vesting more than 60 days after June 12, 2009.

 COMPENSATION OF DIRECTORS

        In 2008 we provided the following compensation to our non-employee directors:

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(g)		(h)
James Monroe III	0	0	22,620	101,259	(3)	123,879
Peter Dalton	0	28,000	22,620	0		50,620
Kenneth E. Jones	0	20,000	22,620	0		42,620
J. Patrick McIntyre	0	17,500	22,620	0		40,120
James Lynch	0	0	22,620	63,148	(3)	85,768
Richard Roberts	0	0	22,620	54,593	(3)	77,213

(1)
Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 relating to Common Stock compensation in accordance with SFAS 123(R). We determined the grant date fair value using the closing price of the Common Stock on the date of grant. The dates of the stock grants and the corresponding shares of Common Stock that were awarded to the non-employee directors during 2008 are listed below:

  Peter Dalton: May 13, 2008: 4,375 shares; August 14, 2008: 4,667 shares
  Kenneth E. Jones: May 13, 2008: 3,125 shares; August 14, 2008: 3,334 shares
  J. Patrick McIntyre: May 13, 2008: 2,344 shares; August 14, 2008: 3,334 shares

(2)
Represents the dollar amount recognized for financial statement reporting purpose for the fiscal year ended December 31, 2008 relating to option awards granted to directors in accordance with SFAS 123(R). We determined the grant date fair value using a binomial model.

(3)
Represents reimbursement to Thermo for certain travel and meal expenses in connection with the services of Messrs. Monroe, Lynch and Roberts as directors. See "Compensation Committee Interlocks and Insider Participation—Services Provided by Thermo."

        For the first two quarters of 2008, we paid our independent directors compensation of $15,000 for their services as directors, all of which was paid in shares of Common Stock based on the closing price of Common Stock on the date of grant. We paid the Chairman of the Audit Committee (Mr. Dalton) additional compensation of $10,000, paid in shares of Common Stock on the same basis. On November 14, 2008, the Board approved a change in our director compensation structure. In lieu of the last two quarterly grants of restricted stock in payment of 2008 board fees (with a total value of $15,000), and in consideration of future service on the Board through November 1, 2010, the Board granted options to each director to purchase 200,000 shares of Common Stock at an exercise price of $0.38 per share, which was the closing price of Common Stock on the date of grant. The options were granted under the 2006 Equity Incentive Plan to all directors, including our Chairman of the Board and Chief Executive Officer. All of the options are vested, but options with respect to 100,000 shares of Common Stock are subject to decreasing incremental risk of forfeiture until November 1, 2010 on a monthly schedule based on continued service as a director and other conditions.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        Our compensation program for executive officers is intended to:

  •
  provide each officer with a conservative base salary; and

  •
  create an incentive for retention and achievement of our long-term business goals using a sizeable, multi-year stock bonus program.

        The Compensation Committee and its delegate are responsible for evaluating the performance of, and reviewing and approving all compensation of, our executive officers, including those executive officers named on the Summary Compensation Table (the "Named Executive Officers"). The full Board also approves equity awards to all executive officers, including the Named Executive Officers and directors, to preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934.

Compensation Philosophy

        We have designed our compensation structure for executive officers to attract and retain the most qualified individuals in the mobile satellite service industry. We compensate senior executive officers party to a Designated Executive Award Agreement with a conservative base salary and incentivize them to remain with us through a long-term stock bonus program. We implemented the stock bonus program in collaboration with the senior executive officers in an effort to focus cash payments to our planned capital expenditures for our second-generation satellite constellation. We reviewed market data with respect to the base salary component of this philosophy. The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives.

Elements of Compensation

        The principal elements of our compensation for the Named Executive Officers are base salary and the opportunity to receive annual bonus awards under the Designated Executive Award Agreements pursuant to the Amended and Restated 2006 Equity Incentive Plan. We also match a portion of all contributions by executives to our 401(k) Plan or applicable Canadian plan, as well as providing certain Named Executive Officers with limited perquisites.

        Base Salaries.    We have established base salaries according to each Named Executive Officer's position, responsibilities and performance. We do not pay Mr. Monroe a salary for his services as Chairman and Chief Executive Officer. We have not increased base salaries for the other Named Executive Officers in the last five years, except, in the case of Mr. Ahmad, on his promotion to Chief Financial Officer in June 2005 and to Senior Vice President in December 2007 and, in the case of Mr. Bell, for adjustments for changes in the value of the Canadian dollar in years prior to 2007. The salary for Mr. Navarra is consistent with his prior salary during his employment by our predecessor, Globalstar, L.P. The Committee does not anticipate that any new executive officer would be compensated with a higher base salary than that of the current Named Executive Officers.

        Designated Executive Award Agreements.    Effective August 10, 2007 (the "Effective Date"), the Board, upon recommendation of the Compensation Committee, approved the concurrent termination of the former cash-based Executive Incentive Compensation Plan and the award of restricted stock or restricted stock units under the 2006 Equity Incentive Plan to the Named Executive Officers who participated at that time in the Executive Incentive Compensation Plan (the "Participants"). Each award agreement provides that the Participant will receive awards of restricted Common Stock or restricted stock units, which, upon vesting, each entitle the Participant to one share of Common Stock. Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represented an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan. However, the new award agreements extended the vesting period by up to two years and provided for payment in shares of Common Stock instead of cash, thereby enabling us to conserve our cash for capital expenditures for the procurement and launch of our second-generation satellite constellation and related ground station upgrades.

        Pursuant and subject to the award agreements, one-third of the 71,499 shares awarded to each Participant vest in each of 2008, 2009 and 2010 not earlier than the third business day after we announce our financial results for the preceding year (each an "Annual Vesting Date"), the 190,658 shares awarded to each Participant vest on the Annual Vesting Date in 2011, the 95,329 shares awarded to each Participant on the Annual Vesting Date in 2008 vest on the Annual Vesting Date in 2011 and the shares awarded or to be awarded on each of the Annual Vesting Dates in 2008, 2009 and 2010 (the number of shares awarded on each Annual Vesting Date will be equal to 750,000 divided by the then market price of the Common Stock) vest immediately upon their award. All of the vesting dates are subject to postponement to the first date on which the shares may be sold as permitted by our Insider Trading Policy and applicable law.

        If we or stockholders owning more than 50% of our outstanding voting stock enter into one or more final and binding agreements that would result in a change of control before all awards have been granted and all shares subject thereto have vested, all non-granted awards or unvested shares under the awards will be granted or vest seven trading days before the effective date of the change of control, except in the following circumstances. If the agreement governing the change of control transaction provides for assumption or substitution of the Awards by the successor and requires that a Participant remain employed by us or our successor for up to 12 months after the effective date of the change of control at a compensation level not less than the compensation received (except pursuant to the award agreement) prior to the change of control, the Participant agrees, under certain circumstances, to accept employment and any unvested awards at the effectiveness of the change of control will vest on the earlier of 12 months following the change of control or termination of the Participant's employment by us or our successor. If the agreement governing the change of control transaction provides for assumption or substitution of the awards by the successor and requires that a Participant remain employed by us or our successor for more than 12 months after the effective date of the change of control, the Participant agrees, under certain circumstances, to accept employment for up to 24 months and any Awards will vest as to 50% on each of the first and second anniversaries of the change of control unless the Participant is terminated prior to those times or the vesting date in 2011 occurs.

        All Awards not previously granted or vested under the award agreements will be granted and vested immediately (subject to our Insider Trading Policy and applicable law) upon the Compensation Committee's determination that at least 24 second-generation satellites have entered commercial service and are performing satisfactorily in carrying two-way voice and data, revenue capable, communications service.

        Except in the circumstances described below, termination of a Participant's employment for any reason or a Participant's resignation for any reason will result in forfeiture of previously awarded but unvested awards or restricted stock and forfeiture of any right to receive additional awards. If we terminate a Participant other than for cause before any annual vesting date, a pro rata portion of the shares that would have vested on the next annual vesting date will vest. If we terminate a Participant other than for cause and the effective date of a change of control occurs within six months after such termination, the unvested portion of the 2007 awards will vest, and the ungranted and unvested portions of the Participant's 2008, 2009 and 2010 awards will be granted and vested on the effective date of the change of control. In addition, if these exceptions do not apply and a Participant's employment terminates prior to the annual vesting date in 2011 due to the Participant's death or disability, the Participant's legal beneficiary will receive any shares that would have vested on the next annual vesting date.

        Management Incentive Bonus Plan.    In 2007 and 2008, the Compensation Committee approved a follow-on Management Incentive Bonus Plan covering the period from March 1, 2007 to February 29, 2008 and March 1, 2008 to February 28, 2009, respectively. Under the Management Incentive Bonus Plan, vice presidents and manager level employees are eligible to receive annual bonuses payable in stock. The Named Executive Officers do not participate in this plan. Mr. Monroe established one overall company goal applicable to all participants. The president and individual vice presidents then established three objective individual performance goals for each participant in his or her department, with final review and approval of these goals by Mr. Monroe. The performance goals were intended to be objective, measurable, and consistent and coherent across departments. Bonus opportunities were set at a percentage of average base salary by managerial level. In March 2008, after the achievement of these performance-based goals had been evaluated by the supervisors of the participants, the Compensation Committee authorized the payment to 91 employees of an aggregate of 249,165 shares of Common Stock from shares available under the 2006 Equity Incentive Plan.

        All Other Compensation.    We match a portion of the 401(k) contributions of all U.S. employees, including Named Executive Officers. In 2008, we contributed $0.50 for each $1.00 contributed by an employee, up to 4% of the employee's base salary. In addition, Messrs. Navarra and Ahmad are eligible for a benefit under our Retirement Plan. This Plan is frozen, and there was no change in value for these Named Executive Officers in 2008. In Canada, we contribute to a Retirement Savings Program for Mr. Bell. We valued the 2008 contribution at US $8,969 (exchange rate of $1.00 = CAD $1.0592 on the date of contribution).

        We provide limited perquisites to certain Named Executive Officers consisting primarily of premiums for term life insurance policies, funding of flexible spending accounts and, in one case, a car allowance.

        We reimburse Thermo for transportation, lodging and meal expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with performing their services for us. These reimbursements are reviewed and approved for payment by our Chief Financial Officer during the course of a year. The Compensation Committee reviews the total reimbursement amount annually. During 2008, we reimbursed Thermo approximately $219,000 for these expenses.

        Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to its chief executive officer or any of its other three most-highly compensated executive officers, unless the compensation qualifies as "performance-based" pay under a plan approved by stockholders. We may or may not design future compensation programs so that all compensation above $1 million will be performance-based to permit deductibility.

Summary Information

        The table below summarizes, for 2008, 2007 and 2006, the compensation of our principal executive officer, our principal financial officer, and our three most highly paid other executive officers (collectively referred to as the "Named Executive Officers").

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(f)		(g)	(i)		(j)
James Monroe III	2008	—	—	22,620	(2)	—	101,259	(3)	123,879
Chairman of the Board,	2007	—	—	—		—	59,407		59,407
President and Chief Executive Officer(1)	2006	—	—	—		—	26,595		26,595
Fuad Ahmad	2008	200,000	1,183,565	—		—	3,904	(4)	1,387,469
Senior Vice President	2007	186,231	1,695,343	—		—	1,733		1,883,307
and Chief Financial Officer	2006	186,735	—	—		500,000	3,725		690,460
Anthony J. Navarra	2008	337,440	1,183,565	—		—	12,643	(5)	1,533,648
President Global	2007	337,440	1,695,343	—		—	11,086		2,043,869
Operations	2006	337,440	—	—		500,000	14,188		851,628
Steven Bell	2008	240,324	1,183,565	—		—	20,298	(6)	1,444,187
Senior Vice President of	2007	240,324	1,695,343	—		—	21,385		1,957,052
North America and European Sales Operations	2006	208,572	—	—		500,000	18,559		727,131
Robert D. Miller	2008	200,000	1,183,565	—		—	—		1,383,565
Senior Vice President of	2007	200,000	1,695,343	—		—	—		1,895,343
Engineering and Ground Operations(7)
Dennis C. Allen	2008	200,000	1,183,565	—		—	—		1,383,565
Former Senior Vice	2007	200,000	1,695,343	—		—	—		1,895,343
President of Sales and Marketing(7)(8)

(1)
Mr. Monroe receives no cash compensation from us, and we do not intend to compensate him for his services in the future. We accrued approximately $23,000 per month during 2008 as compensation expense for Mr. Monroe, which amount is reflected in marketing, general and administrative expenses and as an additional capital contribution by Thermo to our equity. We do not issue any stock in exchange for this capital contribution. Mr. Monroe received stock options in his capacity as Chairman of the Board. See "Compensation of Directors."

(2)
Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R).

(3)
We reimburse Thermo for expenses incurred by Mr. Monroe in connection with performing his services for us, including temporary living expenses while at its offices or traveling on its business, but generally we do not reimburse Thermo for his air travel expenses.

(4)
Consists of matching contributions to 401(k) Plan for Mr. Ahmad.

(5)
Consists of premiums on life insurance for the benefit of Mr. Navarra ($4,788), funding of a flexible spending account ($5,000), and matching contributions to his 401(k) Plan account ($2,855).

(6)
Consists of matching contributions to the Retirement Savings Program ($8,969) and a car allowance ($11,329).

(7)
Messrs. Miller and Allen were not Named Executive Officer in 2006, so compensation information is not provided for that year.

(8)
Mr. Allen left the employ of the Company in January 2009.

Equity Compensation

        The following table sets forth certain information with respect to each cash or equity award and award opportunity issued to the Named Executive Officers during 2008 under the Designated Executive Award Agreements. See "Compensation, Discussion & Analysis—Elements of Compensation—Designated Executive Award Agreements" for an explanation of the terms of this plan.

2008 Grants of Plan-Based Awards

Name	Issuance Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
(a)	(b)	(i)	(j)	(k)	(l)
James Monroe III	11/14/08	—	200,000	0.38	76,000
Fuad Ahmad	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275
Anthony J. Navarra	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275
Steven Bell	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275
Robert D. Miller	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275
Dennis C. Allen	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275

(1)
This column reflects restricted stock (restricted stock units for Mr. Bell) awards issued in 2008. Unvested restricted stock units do not confer dividend or voting rights. For each participant, 230,708 shares were vested upon issuance and 95,329 shares will vest on the Annual Vesting Date in 2011. All awards are subject to the grantee being an employee on the vesting date, except under certain circumstances such as a change in control, death or disability. See "Compensation, Discussion & Analysis—Elements of Compensation—Designated Executive Award Agreements."

(2)
The exercise price of the stock options granted on November 14, 2008 was $0.38 per share.

(3)
The grant date fair value is based on the closing price of Common Stock on the date of issuance, or $6.55, $3.26 and $3.20 for the shares issued on March 17, 2008, May 12, 2008 and May 13, 2008, respectively.

        The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2008. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2008. See the footnotes to the 2008 Grants of Plan-Based Awards table for the vesting conditions for these awards. The market value is based on the $0.20 per share closing price of Common Stock on December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
James Monroe III	200,000	—	0.38	11/14/2018	—	—
Fuad Ahmad	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066
Anthony J. Navarra	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066
Steven Bell	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066
Robert D. Miller	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066
Dennis C. Allen	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066

        The following table summarizes the value to the Named Executive Officers of stock awards vested during 2008. The value realized on vesting was calculated by multiplying the number of shares vested by the market value of a share of Common Stock on the vesting date.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James Monroe III	—	—	—	—
Fuad Ahmad	—	—	195,622	637,728
			35,086	112,275
Anthony Navarra	—	—	195,622	637,728
			35,086	112,275
Steven Bell	—	—	195,622	637,728
			35,086	112,275
Robert D. Miller	—	—	195,622	637,728
			35,086	112,275
Dennis C. Allen	—	—	195,622	637,728
			35,086	112,275

Pension Plan

        Mr. Navarra and Mr. Ahmad are entitled to benefits under a defined benefit pension plan originally maintained by Space Systems/Loral for employees of our predecessor, among others. The accrual of benefits in our predecessor's segment of this plan was curtailed, or frozen, as of October 23, 2003. On June 1, 2004, the assets and frozen pension obligations of our predecessor's segment of the plan were transferred to a new Globalstar Retirement Plan, which remains frozen. We continue to fund the plan in accordance with Internal Revenue Code requirements, but participants are not currently accruing benefits beyond those accrued at October 23, 2003. The estimated annual benefits payable upon retirement at normal retirement age to Mr. Navarra and Mr. Ahmad are $35,349 and $2,000 respectively. The actual amount of the estimated annual benefit depends upon a number of factors such as time of retirement, years of contributions to the Plan, final average salary, social security wage base and the election for receipt of benefit payments. The estimated annual benefits upon retirement include either a contributory benefit (for those who have enrolled in the Plan) or a non-contributory benefit or a combination of both. The non-contributory benefit equals $21 per month times the years of non-contributory service. The contributory benefit is the larger of the primary benefit formula, which factors in Social Security and a minimum benefit formula, which does not. The assumptions for valuation of the Pension Plan are described in Note 7 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 31, 2009.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#) ($)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
James Monroe III	N/A	N/A	N/A	N/A
Fuad Ahmad	Globalstar Retirement Plan	9.6	3,599	0
Anthony Navarra	Globalstar Retirement Plan	14.4	242,646	0
Steven Bell	N/A	N/A	N/A	N/A
Robert D. Miller	N/A	N/A	N/A	N/A
Dennis C. Allen	N/A	N/A	N/A	N/A

Payments Upon Termination or Change In Control

        Except as described below, we have not entered into employment agreements with our executive officers, including the Named Executive Officers. Voluntary termination of employment or retirement would not result in any payments to the Named Executive Officers beyond the amounts each would be entitled to receive under our pension and retirement plans. We pay life insurance premiums for all U.S.-based employees that would be paid (based on a multiple of salary) to the employee's beneficiary upon death, in addition to an immediate payment of two-weeks base salary.

        We also have a severance allowance applicable to all U.S.-based employees if an employee is terminated due to a reduction in force plan of ten or more positions and upon the employee's execution of a release of claims. Under this plan, Mr. Ahmad, Mr. Navarra, Mr. Miller and Mr. Allen would receive a lump sum payment equal to four, six, three and three week's base salary, respectively. As a Canadian employee without a written employment agreement, Mr. Bell will be entitled to compensation in the event of his dismissal without cause in accordance with the Canada Labour Code and Canadian common law. Such compensation is determined at the time of dismissal and is subject to negotiation.

        Vesting of shares of Common Stock awarded under the executive award agreements will accelerate upon a change of control as described above in "Compensation Discussion and Analysis—Designated Executive Award Agreements."

Compensation Committee Interlocks and Insider Participation

        Services Provided by Thermo.    We and Thermo have an informal understanding that we will reimburse Thermo for expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with their services to us including temporary living expenses while at our offices or traveling on its business, but for Mr. Monroe generally excluding air travel expenses. For the year ended December 31, 2008, such reimbursements aggregated approximately $219,000, including approximately $84,000 related to expenses for Mr. Monroe. For the year ended December 31, 2008, we recorded approximately $449,000 for general and administrative expenses incurred by Thermo on our behalf and for services provided to us by officers of Thermo. These were accounted for as a contribution to capital. Neither Thermo nor Messrs. Monroe, Lynch or Roberts receive any fees or reimbursements other than as described above or under "Director Compensation."

        Credit Agreement.    On November 7, 2007, we, Wachovia Investment Holdings, the lenders under our credit agreement and Thermo Funding Company agreed that Thermo Funding Company would receive an assignment of all of the rights (except indemnification rights) and assume all of the obligations of Wachovia Investment Holdings and the lenders under the credit agreement. The assignment and assumption was completed on December 17, 2007.

        The credit agreement was amended and restated in connection with such assignment and assumption and further amended in December 2008. As currently in effect, the credit agreement provides for a $100.0 million revolving credit facility and a $100.0 million delayed draw term loan facility. At March 31, 2009, we had drawn $73.8 million and $100.0 million of the revolving credit facility and the delayed draw term loan facility, respectively.

        To fulfill a condition precedent to the Facility Agreement, Thermo Funding exchanged all debt outstanding under the credit agreement for one share of Series A Convertible Preferred Stock, which is described in further detail under Action 2 of this Information Statement.

        Payments to Affiliates.    In 2008, the Company purchased approximately $7.7 million of services and equipment from a company whose chairman, Ken Jones, serves as a member of the Compensation Committee.

Householding

        Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with accountholders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at the address or telephone number provided below.

Incorporation of Certain Documents by Reference

        We hereby incorporate by reference:

  •
  the financial statements and supplementary data, management's discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk contained in our Annual Report on Form 10-K filed March 31, 2009;

  •
  the description of our Common Stock contained in our registration statement on Form 8-A dated October 30, 2006; and

  •
  the description of the notes and warrants issued in the Note Offering contained in the Prospectus filed pursuant to Rule 424(b)(5) on June 18, 2009 and various exhibits related to the Note Offering filed with Current Reports on Form 8-K on June 17 and 19, 2009.

Requests for Certain Documents

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC's internet site, www.sec.gov.

        We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com. The documents available on, and the contents of, our website are not incorporated by reference into this Information Statement.

Milpitas, California
July 13, 2009

QuickLinks

INTRODUCTION
ACTIONS TAKEN BY WRITTEN CONSENT
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
2008 Director Compensation
EXECUTIVE COMPENSATION
2008 Summary Compensation Table
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at 2008 Fiscal Year-End
2008 Option Exercises and Stock Vested
Pension Benefits